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                     January 12, 2023

       Kevin A. Nowlan
       Executive Vice President and Chief Financial Officer
       BorgWarner Inc.
       3850 Hamlin Road
       Auburn Hills, Michigan 48326

                                                        Re: BorgWarner Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 15,
2022
                                                            File No. 001-12162

       Dear Kevin A. Nowlan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing